EXHIBIT 12.1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED


                                                                    3 months
                                                                       2002
                                                                       ----
EARNINGS:

Net loss                                                             $(24,590)
Taxes on income                                                         5,884
Total fixed charges                                                    24,268
Capitalized interest                                                     (238)
Capitalized interest amortized                                            555
Equity loss/(earnings) of non-consolidated
   associated companies accounted for
   by the equity method, net of dividends                               6,076
                                                                     --------

                                                                     $ 11,955
FIXED CHARGES:

Interest expense (includes dividend on
   preferred security of $4,012)                                     $ 20,916
Capitalized interest                                                      238
Imputed interest on non-capitalized
   lease payment*                                                       3,114
                                                                     --------

                                                                     $ 24,268

Ratio of Earnings to Fixed Charges                                        .49**
                                                                     ========

* The percent of rent included in the calculation is a reasonable approximation of the interest factor.

** Earnings are inadequate to cover fixed charges. The coverage deficiency is $12,313.

Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.






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